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                                                                                                              Exhibit 12.1

                                           THE NAVIGATORS GROUP, INC.
                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES






                                                 Six months ended                  Year Ended December 31,
                                                    June 30,     --------------------------------------------------------
                                                      2005          2004        2003       2002        2001        2000
                                                      ----          ----        ----       ----        ----        ----
                                                                               ($ in thousands, except ratios)
Income before income taxes                           $30,937       $52,092    $ 2,792     $22,216     $ 5,360     $10,338
Add:
Portion of rents representative of the interest          576           947        885         595         542         529
factor
Interest expense                                           -             -        255         571       1,376       1,781
Letter of credit charges                                 632         1,036        742         642         678         509
Amortization of deferred bank fees                       136           142        394         196         151         113
                                                 -------------------------------------------------------------------------
Income as adjusted                                   $32,281       $54,217    $ 5,068     $24,220     $ 8,107     $13,270
                                                 =========================================================================
Fixed charges:
Portion of rents representative of the interest         $576          $947       $885        $595        $542        $529
factor
Interest expense                                           -             -        255         571       1,376       1,781
Letter of credit charges                                 632         1,036        742         642         678         509
Amortization of deferred bank fees                       136           142        394         196         151         113
                                                 -------------------------------------------------------------------------
Total                                                $ 1,344       $ 2,125    $ 2,276     $ 2,004     $ 2,747     $ 2,932
                                                 =========================================================================

Ratio of earnings to fixed charges                      24.0x         25.5x       2.2x       12.1x        3.0x        4.5x
                                                 =========================================================================
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